EXHIBIT (a)(1)(xii)

Summary of Stock Option Exchange Program for Belgium Eligible Employees – In Dutch

The following is a translation of the material terms of the Offer to Exchange into Dutch for eligible employees in Belgium.

SAMENVATTING VAN HET INRUILPROGRAMMA INZAKE AANDELENOPTIES VOOR BELGIË

Hieronder vindt u een samenvatting van een aantal aspecten van het inruilprogramma inzake aandelenopties (het “Aandelenoptie Inruilprogramma”) teneinde u te helpen een goed inzicht te krijgen in de belangrijkste bepalingen ervan. Wij menen dat dit programma mogelijk erg belangrijk voor u kan zijn en dringen erop aan dat u voldoende tijd uittrekt om de documenten te bestuderen en een weloverwogen beslissing te nemen om er al dan niet aan deel te nemen. Als u niets doet zal u geacht worden niet deel te nemen en behoudt u uw huidige aandelenopties onder de op dit moment daarop van toepassing zijnde voorwaarden.

•

U kan enkel nu nog overblijvende opties inruilen die u op of vóór 28 juni 2008 werden toegekend en waarvan de uitoefenprijs ervan hoger is dan $6.34 per aandeel en met een vervaldag na 27 juli 2010, en op voorwaarde dat u op 29 juni 2009 en tot op de datum van toekenning van de vervangende opties werknemer bent van AMD of van één van de ondernemingen waarin het een meerderheidsbelang heeft. De vervangende opties worden uitgegeven om gewone aandelen te kunnen aankopen op de wijze bedoeld in het 2004 Equity Incentive Plan, rekening houdend met de voorwaarden en bepalingen uiteengezet in het Inruilaanbod (zoals hieronder gedefinieerd).

•	Het aantal vervangende opties dat u zal worden toegekend is gebaseerd op de volgende ruilratio’s die verder worden uiteengezet in de bepalingen die het aanbod uitmaken:

Uitoefenprijs	Aantal aandelen waarop er bestaande opties worden opgegeven	Aantal aandelen waarop er in ruil nieuwe opties worden toegekend

Tussen $6.35 en $9.99	1.5	1

Tussen $10.00 en $15.99	5	1

$16.00 en meer	11	1

Indien u aan de voorwaarden voldoet om deel te nemen, dient u ofwel het geheel van ofwel geen enkele van de nog resterende opties in te ruilen die u op één bepaalde toekenningsdatum onder hetzelfde nummer van toekenning en aan dezelfde uitoefenprijs werden toegekend. Het aantal vervangende opties dat u in ruil terugkrijgt, zoals berekend volgens de ruilratio’s, zal worden afgerond naar het lagere aantal volledige aandelen, beoordeeld per afzonderlijke toekenning van opties. Op voorwaarde en als gevolg van onze aanvaarding van de ruil, komen alle kwalificerende opties die u in uitvoering van dit Aandelenoptie Inruilprogramma opgeeft, te vervallen, met inbegrip van alle SARs die aan zulk opgegeven opties verbonden kunnen zijn.

•	De uitoefenprijs van de vervangende opties zal gelijk zijn aan de slotverkoopprijs op datum van toekenning van de vervangende opties van onze normale aandelen genoteerd op de New York Stock Exchange.

•

Na verloop van een periode van minstens één jaar vanaf de toekenningsdatum van de inruiloperatie kunnen uw vervangende opties definitief verworven (gevest) en uitoefenbaar worden, op voorwaarde dat u tewerkgesteld blijft bij AMD of bij één van de ondernemingen waarin het een meerderheidsbelang heeft. Dit betekent dat alle vervangende opties nog volledig niet-verworven (ongevest) zijn op het moment van de toekenning van de inruiloperatie, ongeacht of de opgegeven opties reeds geheel of gedeeltelijk verworven waren. Vervangende opties toegekend in ruil voor definitief verworven aandelen van de opgegeven opties die reeds definitief verworven waren (gevest) op het moment waarop ze worden ingeruild en aldus komen te vervallen, zullen definitief verworven zijn na het verstrijken van één jaar te rekenen vanaf de datum van toekenning van de vervangende opties; op voorwaarde dat u een werknemer van AMD of van één van de ondernemingen waarin het een meerderheidsbelang heeft, blijft tot de toepasselijke datum van definitieve toekenning Vervangende opties toegekend in ruil voor nog niet definitief verworven aandelen van de opgegeven opties op het moment waarop ze worden ingeruild en aldus komen te vervallen, zullen voor 50% verworven worden bij het verstrijken van één jaar te rekenen vanaf de datum van het inruilaanbod en voor de overblijvende 50% bij het verstrijken van een tweede periode van één jaar te rekenen vanaf de datum van toekenning van de vervangende opties; op voorwaarde dat u een werknemer van AMD of van één van de ondernemingen waarin het een meerderheidsbelang heeft, blijft tot de toepasselijke datum van definitieve toekenning

•	In het algemeen kan u de vervangende opties uitoefenen op basis van de modaliteiten en voorwaarden van de vervangende optie overeenkomst..

•

Uw nieuwe opties zullen op dezelfde datum komen te vervallen als de datum die gold voor de opgegeven opties, tenzij indien ze op een vroeger tijdstip komen te vervallen ingevolge de beëindiging van de arbeidsrelatie met de optiehouder.

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U begrijpt en aanvaardt dat AMD zich het recht voorbehoudt om, naar wat haar redelijk voorkomt, het Inruilaanbod, te beëindigen of op enigerlei wijze aan te passen, naargelang het geval opties die werden geselecteerd om te worden ingeruild al dan niet te aanvaarden of om deze aanvaarding en het daaraan verbonden vervallen van de voor inruiling opgegeven opties uit te stellen in de tijd, onder de bepalingen en voorwaarden uiteengezet in het Inruilaanbod, in het bijzonder in—maar niet beperkt tot—gevallen waar er sprake is van effectieve, voorgestelde of dreigende wijzigingen in de controle, enige actie gericht tegen dit Aanbod, al dan niet langs juridische weg, wijzigingen in de reglementaire voorwaarden of in de economische omstandigheden en enige andere substantiële gebeurtenis zoals gedefinieerd in de toepasselijke bepalingen van het Inruilaanbod.

•	De belangrijkste fiscale gevolgen van dit aanbod worden uiteengezet in de bijgevoegde nota die integraal deel uitmaakt van deze samenvatting.

Het Aandelenoptie Inruilprogramma geldt onder de bepalingen en voorwaarden van het Inruilaanbod van Bepaalde Overblijvende Opties Om Gewone Aandelen Te Kunnen Aankopen Voor Een Aantal Vervangende Opties (het “Inruilaanbod”) en het daaraan gerelateerde Keuzeformulier Aangaande Het Inruilen van Aandelenopties (het “Keuzeformulier”). U dient al deze documenten grondig te lezen vooraleer u beslist of u al dan niet zal deelnemen aan het Aandelenoptie Inruilprogramma.

Wij hebben gepoogd om reeds te anticiperen op heel wat van de vragen die u zou kunnen hebben in verband met de voorwaarden van het Aandelenoptie Inruilprogramma en hebben een aantal veelgestelde vragen mee opgenomen die deel uitmaken van het Inruilaanbod. Deelname is geheel vrijwillig. Het deelnemen aan het Aanbod houdt de risico’s in die besproken worden in het Inruilaanbod. Indien u ervoor opteert om niet deel te nemen, behoudt u uw huidige aandelenopties onder de op dit moment daarop van toepassing zijnde voorwaarden.

Om deel te nemen aan het Aandelenoptie Inruilprogramma dient u de aanbod-website van het aanbod op te roepen op https://amd.equitybenefits.com en de op deze website gestelde instructies te volgen. De aanbod-website zal u eveneens bepaalde informatie verstrekken over de aandelenopties die u nog kan inruilen, waaronder de toekenningsdatum, de uitoefenprijs, het aantal onderliggende aandelen en de keuzemogelijkheden die u hieromtrent heeft.

Indien het voor u niet mogelijk is om uw keuze elektronisch via de aanbod-website door te geven, als gevolg van technische problemen met de aanbod-website, zoals het niet beschikbaar zijn van de aanbod-website, het niet aanvaarden van uw keuze door de aanbod-website, of indien u om andere redenen geen toegang heeft tot de aanbod-website (waaronder het ontbreken van internet-toegang), dient u een Nederlandstalig papieren Keuzeformulier in te vullen en dit per fax te versturen naar AMD op 512-602-5809. Om een papieren Keuzeformulier te ontvangen dient u contact op te nemen met de Aandelenadministratie via email op HRSC.Stockadministration@amd.com of telefonisch naar de Inruilaanbod hotline op 512-602-1174.

Indien u wenst deel te nemen aan dit programma, dient U het Keuzeformulier in te vullen en in te dienen (hetzij langs elektronische weg hetzij in papieren vorm) op de hierboven uiteengezette wijze uiterlijk op 27 juli 2009 om 23u00 Central Time, behoudens indien het aanbod zou worden verlengd. Wij aanvaarden geen Keuzeformulier dat werd ontvangen na de vervaldatum van dit aanbod. Indien we alle behoorlijk ingevulde en ondertekende documenten niet ontvangen hebben voordat het aanbod vervalt, wordt u geacht het aanbod te hebben afgewezen en behoudt u uw huidige aandelenopties. Het is niet toegestaan documenten per post of per expressdienst te bezorgen.

Indien u verdere vragen heeft, wordt u verzocht uw vragen te emailen naar ons intern email adres, HRSC.Stockadministration@amd.com of om contact op te nemen met de Inruilaanbod hotline op 512-602-1174.

Een gids wat betreft de Fiscale en Wettelijke kwesties voor Werknemers die Belgische rijksinwoners zijn

Hieronder volgt een bespreking van de belangrijkste fiscale gevolgen van deelname aan het inruilen van kwalificerende aandelenopties en het toekennen van vervangende opties in uitvoering van het inruilaanbod voor kwalificerende optiehouders onderworpen aan belastingen in België. Deze bespreking is gebaseerd op het Belgische belastingrecht zoals dit geldt op mei 2009.

Deze bespreking is algemeen van aard en bevat geen exhaustieve bespreking van alle fiscale gevolgen die in het licht van uw persoonlijke situatie relevant kunnen zijn, en heeft ook niet de bedoeling in alle gevallen voor alle categorieën van kwalificerende optiehouders van toepassing te zijn. Gelieve op te merken dat het belastingrecht frequent en occasioneel retroactief wordt gewijzigd. Bijgevolg kan de informatie opgenomen in deze bespreking verouderd zijn op het moment dat de vervangende opties worden toegekend, u de vervangende opties uitoefent of u de aandelen verworven bij uitoefening van de vervangende opties verkoopt.

Indien u een burger of inwoner bent van meer dan één land, of als u wordt beschouwd als inwoner van meer dan één land voor doeleinden van lokaal recht, is de informatie opgenomen in deze bespreking mogelijk niet van toepassing op u. U wordt sterk aanbevolen om gepast professioneel advies te bekomen aangaande de toepasselijkheid van het belastingrecht of ander recht van België op uw specifieke situatie.

Fiscale informatie

Inruilen van Aandelenopties

Het valt te verwachten dat het inruilen van aandelenopties een gebeurtenis uitmaakt die gevolgen heeft op fiscaal vlak. Wij raden u aan in dit verband professioneel belastingadvies in te winnen.

Toekenning van vervangende aandelenopties.

U zal dit inruilaanbod om een resterende aandelenoptie in te ruilen ofwel moeten aanvaarden ofwel moeten verwerpen. U zal worden belast op de waarde van uw aandelenopties op het moment van de toekenning ervan. Het belastbare voordeel verbonden aan deze nieuwe opties bedraagt 15% van dezelfde aandelenwaarde op de datum van het aanbod, verhoogd met 1% voor elk jaar waarin de aandelenoptie na het verstrijken van de eerste periode van vijf jaar sinds de toekenningsdatum kan worden uitgeoefend.

Gelieve te noteren dat dit bedrag wordt gehalveerd indien u er onder andere mee instemt om de aandelenoptie niet uit te oefenen vòòr het einde van het derde kalenderjaar volgend op het kalenderjaar waarin het aanbod werd gemaakt, en niet later dan na het einde van het tiende kalenderjaar volgend op het kalenderjaar waarin het aanbod werd gemaakt.

Teneinde het belastbaar voordeel op deze wijze te beperken, dient u hiervoor uw schriftelijk akkoord te geven en dit op het moment waarop u ingaat op het inruilaanbod.

Uitoefenen van de Vervangende optie.

Er zal geen inkomstenbelasting worden geheven op het moment waarop u uw vervangende optie uitoefent.

Verkoop van aandelen.

Er zal geen belasting worden geheven bij een verkoop van aandelen.

Inhoudingen en aangifte

Uw werkgever is niet verplicht om inkomstenbelasting in te houden op het moment van toekenning, uitoefening of verkoop van uw vervangende opties. Uw werkgever zal de belastbare voordelen vermelden op uw fiscale fiche 281.10. U bent verantwoordelijk voor het aangeven en het betalen van belastingen voortvloeiende uit de uitoefening of verkoop van uw vervangende opties.

Indien u een Belgische rijksinwoner bent, bent u verplicht om elke effectenrekening of bankrekening die u aanhoudt buiten België te melden op uw jaarlijkse belastingaangifte.

ADVANCED MICRO DEVICES, INC.

KEUZEFORMULIER

BETREFFENDE: AANBIEDING VAN IN TE RUILEN AANDELENOPTIES OM IN UITVOERING VAN

HET INRUILAANBOD BEPAALDE RESTERENDE AANDELENOPTIES IN TE RUILEN VOOR

NIEUWE AANDELENOPTIES

HET AANBOD VERSTRIJKT OP 27 juli 2009 OM 23U00 CENTRAL TIME, BEHOUDENS INDIEN HET

AANBOD ZOU WORDEN VERLENGD

Naam:

Adres:

Gelieve ervoor te zorgen dat u documenten die dit Aanbod uitmaken, gelezen en begrepen hebt vooraleer u dit formulier invult en ondertekent (zoals opgelijst onder de tabel van Kwalificerende Aandelenopties)

Kwalificerende Aandelenopties:

Oorspronkelijke Toekenningsdatum	Vervaldatum	Nummer Aandelenopties	Uitoefenprijs per Aandeel	Resterend aantal Aandelen waarvoor de in te ruilen Aandelenopties gelden	Definitief verworven aandelen	Niet definitief verworven aandelen	Inruil Ratio	Alle in te ruilen Aandelenopties inruilen?
☐ Ja ☐ Nee

☐ Ja ☐ Nee

Belangrijke Aanboddocumenten:

(1) Het Aanbod om Bepaalde Resterende Aandelenopties In Te Ruilen Om Gewone Aandelen Te Kopen Voor Een Aantal Vervangende Opties (het Inruilaanbod/Offer to Exchange);

(2) de e-mail van de Vergoeding en Aandelen Administratie (“Compensation and Stock Administration”), gedateerd 29 juni 2009;

(3) de Samenvatting van het Inruilprogramma Aandelenopties, inclusief de Samenvatting vertaald naar het Nederlands;

(4) dit keuzeformulier aangaande het Inruilen van Aandelenopties (dit Keuzeformulier), zoals vertaald in het Nederlands

(5) de Instructies die deel uitmaken van de modaliteiten en voorwaarden van het Aanbod (“de Instructies”) (zoals hieronder uiteengezet);

(6) de “Agreement to Terms of Election”;

(7) het “2004 Equity Incentive Plan”, zoals gewijzigd en geherformuleerd; en

(8) het formulier “option agreement”, alvorens deze pagina in te vullen en te handtekenen.

Gelieve uw keuze aan te duiden door één van de bovenstaande vakjes aan te kruisen. U dient dit keuzeformulier te ondertekenen, te dateren en volledig ingevuld terug te bezorgen vóór 27 juli 2009 om 23u00 Central Time, per fax, zoals uiteengezet in de Instructies (“Instructions”).

Dit Aanbod geldt onder de voorwaarden die in deze documenten worden uiteengezet, zoals desgevallend gewijzigd. Het Aanbod biedt werknemers die aan de voorwaarden voldoen en die in te ruilen aandelenopties bezitten de mogelijkheid om deze opties in te ruilen voor nieuwe opties zoals uiteengezet in Afdeling 1 van het Inruilaanbod (“Offer to Exchange”). Dit Aanbod verstrijkt op 27 juli 2009 om 23u00 Central Time, tenzij indien het zou worden verlengd.

Indien u wenst in te tekenen op dit Aanbod, gelieve dan het vakje “Ja” aan te kruisen inde kolom “Alle in te ruilen aandelenopties inruilen”. Gelieve er rekening mee te houden dat indien het vakje “Nee” werd aangekruist in deze kolom, de in te ruilen opties niet zullen worden ingeruild, uw in te ruilen opties niet zullen worden vervangen en dat alle in te ruilen opties onder de oorspronkelijke voorwaarden zullen blijven voortbestaan.

In uitvoering van de bepalingen uiteengezet in de Aanboddocumenten, indien u ervoor kiest om uw in te ruilen aandelenopties in te ruilen, zal u een nieuwe optie ontvangen die het aantal aandelen bestrijkt zoals bepaald met behulp van de onderstaande Inruilratio’s (afgerond tot het lagere aantal volledige aandelen per individuele optie, berekend voor elke aparte toekenning afzonderlijk), zoals beschreven in Afdeling 1 van het Inruilaanbod (“Offer to Exchange”). Vervangende opties toegekend in ruil voor opgegeven opties die reeds definitief verworven waren (gevest) op het moment waarop ze worden ingeruild en aldus komen te vervallen, zullen definitief verworven zijn na het verstrijken van één jaar te rekenen vanaf de datum van het inruilaanbod. Vervangende opties toegekend in ruil voor opgegeven opties die nog niet definitief verworven waren op het moment waarop ze worden ingeruild en aldus komen te vervallen, zullen voor 50% verworven worden bij het verstrijken van één jaar te rekenen vanaf de datum van het inruilaanbod en voor de overblijvende 50% bij het verstrijken van een tweede periode van één jaar te rekenen vanaf de datum van het ruilaanbod. Zie afdeling 8 van het Inruilaanbod voor bijkomende informatie. Het definitief verworven worden op een bepaalde datum geldt enkel op voorwaarde van ononderbroken dienst bij de Vennootschap of één van de ondernemingen waarin het een meerderheidsbelang heeft tot op de datum van de definitieve verwerving. U verliest uw recht op alle ingeruilde opties die in uitvoering van dit Aanbod komen te vervallen.

DOOR IN TE TEKENEN GAAT U AKKOORD MET ALLE BEPALINGEN VAN HET AANBOD ZOALS UITEENGEZET IN HET AANBODDOCUMENT.

Door deze keuze uit te drukken, stemt u ermee in dat AMD uw persoonsgegevens mag gebruiken, verzamelen en versturen teneinde uw deelname aan het Inruilaanbod te implementeren, te beheren en af te handelen. Deze persoonsgegevens kunnen worden verzonden naar AMD of enige andere derde partij die AMD assisteert bij het Inruilaanbod, in de V.S. of daarbuiten.

Gelieve er rekening mee te houden dat u op elk moment vóór de vervaldatum op 27 juli 2009 om 23u00 Central Time (behoudens verlenging) uw keuze kan wijzigen door ons een behoorlijk ingevuld en ondertekend Keuzeformulier te bezorgen. De laatste geldige keuze die ons bereikte vóór het verstrijken van het Aanbod zal van toepassing zijn.